EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

We consent to incorporation by reference in the Registration Statement Form S-8 pertaining to the Peoples Bancorp Inc. Retirement Savings Plan of our report dated June 26, 2013 with respect to the financial statements and schedule of the Peoples Bancorp Inc. Retirement Savings Plan included in the annual report on Form 11-K for the year ended December 31, 2012.

/s/ BKD LLP

Cincinnati, Ohio
July 1, 2013